EXHIBIT 10.1

PURCHASE ORDER

VWAV-PO-2026-0902-MMC | Date: September 24, 2026

SELLER	BUYER
VisionWave Holdings, Inc. 1063 N Spaulding Ave West Hollywood, CA 90046, U.S.A. Nasdaq: VWAV Contact: Atara Dzikowski Director and VP, Business Development and M&A atarad@vwav.inc | www.vwav.inc	Metal Machinery Components Trading FZCO Registered address: IFZA Business Park, DDP, PO Box 342001 Dubai, United Arab Emirates Email: general@metmachtrade.com Phone: +971 58 580 6451 Authorized representative: Sergei Knysh, General Manager / Director

1. ORDER AND BINDING PURCHASE COMMITMENT

Description	Qty	Unit Price	Total
STRATUM VARAN Unmanned Ground Vehicle Heavy wheeled UGV, Base Configuration per Section 5	200	$100,000.00	$20,000,000.00

TOTAL ORDER VALUE: $20,000,000.00

All prices are in United States Dollars and are exclusive of payloads, mission systems, intelligence systems, optional modules, spares beyond the Base Configuration, taxes, duties, insurance and transport.

Binding nature and definiteness. Upon execution by both Parties, this Purchase Order constitutes a legally binding and enforceable agreement for Buyer to purchase, and VisionWave to sell, 200 VARAN units for an aggregate base purchase price of $20,000,000, subject only to the conditions governing VisionWave's performance expressly stated herein. The Technical Annex, end-user designation, manufacturing arrangements, delivery point, Incoterms, warranty details and other matters to be subsequently documented are implementation details and conditions to VisionWave's performance and are not conditions to contract formation or to the validity or enforceability of Buyer's purchase commitment. Failure to agree on an implementation detail does not, by itself, release Buyer from the purchase commitment; the Parties shall work in good faith to resolve such matter consistently with this Purchase Order.

2. PROGRAMME BASIS

Manufacturing. Place of manufacture, local content and industrial participation are to be confirmed so as to meet the requirements of the approved end user and any applicable competent authority. Final manufacturing arrangements will be recorded in the Technical Annex.

Demonstration. A first demonstration of the VARAN platform will be conducted at a location to be agreed between the Parties, currently anticipated for October or November 2026. The demonstration will be followed by a written report of requirements prepared jointly by the Parties.

Configuration freeze. The final vehicle configuration, Technical Annex and exact deployment schedule will be confirmed following the demonstration, confirmation of manufacturing arrangements and VisionWave approval of the applicable end user. If requirements identified through the demonstration or end-user review materially alter the Base Configuration, cost, manufacturing approach, qualification requirements or regulatory obligations, VisionWave may propose corresponding modifications to price, specifications and delivery schedule, to be documented in the Technical Annex or a written change order.

3. CONDITIONS PRECEDENT TO VISIONWAVE PERFORMANCE

This Purchase Order is binding upon signature by both Parties (the "Order Date"). VisionWave's obligation to commence production, incur material procurement commitments, procure or issue the advance-payment bank guarantee, or make any delivery is subject to satisfaction or written waiver by VisionWave of the following conditions precedent (the date the last applicable condition is satisfied or waived, the "Effective Date"):

(a) Execution of this Purchase Order by both Parties.

(b) Delivery by Buyer of documentary proof of immediately available funds or committed financing sufficient to cover the full $20,000,000 order value, in form and substance satisfactory to VisionWave in its reasonable discretion, including information sufficient for VisionWave to verify the financial institution, account, financing commitment and source of funds.

(c) Agreement of the form, issuing bank, expiry and draw conditions of the advance-payment bank guarantee; prepayment or reimbursement by Buyer of bank charges specifically imposed for issuance of the guarantee if requested by VisionWave; issuance of such guarantee by VisionWave; and receipt by VisionWave of the advance payment in cleared funds.

(d) Receipt of all export licences, authorisations, end-user documentation and governmental approvals required in the United States, the country of manufacture, the United Arab Emirates and each jurisdiction of end use.

(e) Completion to VisionWave's satisfaction of sanctions, anti-money-laundering, anti-bribery, export-control, beneficial-ownership and end-user compliance review.

No production, procurement, guarantee-issuance or delivery obligation arises, and no delivery milestone begins to run, before the Effective Date. Failure or delay in satisfaction of a condition precedent does not invalidate or discharge Buyer's binding purchase commitment, except where VisionWave expressly agrees otherwise in writing.

4. PROOF OF FUNDS AND ADVANCE PAYMENT SECURITY

Before VisionWave is required to procure or issue the advance-payment bank guarantee, Buyer shall provide documentary proof of immediately available funds or committed financing sufficient to cover the full order value. A temporary, screenshot, non-conclusive or unverified account statement will not, by itself, satisfy this requirement unless VisionWave accepts it in writing.

VisionWave may verify proof of funds directly with the relevant bank, financing source or other institution, subject to customary authorization from Buyer. Buyer shall promptly provide reasonable cooperation and verification authority.

The $2,000,000 advance payment becomes due within five (5) business days after VisionWave confirms in writing that the agreed bank-guarantee mechanics are ready for issuance. The guarantee shall secure only the unearned portion of the advance, reduce as the advance is applied to accepted production milestones, and expire upon full application of the advance or as otherwise stated in the guarantee instrument.

5. VARAN BASE CONFIGURATION

Item	Base configuration
Platform	STRATUM VARAN heavy wheeled unmanned ground vehicle, Class III configuration, subject to final Technical Annex and qualification.
Running gear	Wheeled running gear as standard. Tracked running gear available as an option at additional cost.
Suspension	Active suspension with raise and lower ride-height adjustment.
Drive and energy	Electric drive with LiFePO4 battery pack.
Performance	Speed, range, endurance, gradeability and payload capacity as fixed in the Technical Annex.
Load deck	Modular load deck with side panels 600 mm to 800 mm.
Sensing	Stereoscopic optical and thermal IR sensing. Active sensing modalities including LIDAR and RF available upon demand against customer requirements.
Observation	Four observation points.
Navigation	Teleoperation and waypoint navigation, with GNSS-denied capability as defined and qualified in the Technical Annex.
Communications	DTC network connection with nominal 2 km and 30 km control-range options, configuration and operational conditions to be defined in the Technical Annex.
Control	VisionWave Operator Control Unit. UXV Technologies controllers supported.
Optional modules	Hydraulic loading module and ISO 730 three-point coupling module, quoted separately.
Training and support	Operator and maintainer training package and in-service support, scope as fixed in the Technical Annex.

The Base Configuration is indicative and will be fixed in a Technical Annex agreed following demonstration. Technical characteristics stated here are configuration-dependent design objectives and become binding specifications only to the extent incorporated into the mutually executed Technical Annex following demonstration and qualification. Payloads, weapon stations, mission systems and intelligence systems are excluded from the unit price.

6. DELIVERY SCHEDULE

Batch	Quantity	Delivery window	Batch value
Batch 1	70 units	Within 12 months of Effective Date	$7,000,000
Batch 2	70 units	Months 13-24 from Effective Date	$7,000,000
Batch 3	60 units	Months 25-36 from Effective Date	$6,000,000
Total	**200 units**	**36 months from Effective Date**	**$20,000,000**

Delivery windows run from the Effective Date. Exact deployment timing, delivery point and Incoterms 2020 rule will be fixed in the Technical Annex. Any Buyer-caused delay, end-user delay, regulatory delay, change order or force-majeure event equitably extends the delivery schedule.

7. PAYMENT SCHEDULE AND PAYMENT PROTECTION

Batch	Milestone	Share	Amount
Advance	Down payment following confirmation of agreed bank-	10% of order	$2,000,000

	guarantee mechanics		
Batch 1	Production release / manufacturing milestone	40% of batch	$2,800,000
Batch 1	Official inspection and acceptance prior to shipment	40% of batch	$2,800,000
Batch 1	Delivery at agreed point	10% of batch	$700,000
Batch 2	Production release / manufacturing milestone	40% of batch	$2,800,000
Batch 2	Official inspection and acceptance prior to shipment	40% of batch	$2,800,000
Batch 2	Delivery at agreed point	10% of batch	$700,000
Batch 3	Production release / manufacturing milestone	40% of batch	$2,400,000
Batch 3	Official inspection and acceptance prior to shipment	40% of batch	$2,400,000
Batch 3	Delivery at agreed point	10% of batch	$600,000
Total		**100%**	**$20,000,000**

Advance allocation. The advance is allocated $700,000 to Batch 1, $700,000 to Batch 2 and $600,000 to Batch 3 and is credited against the applicable batch balance.

Milestone invoices. Each milestone invoice is due within ten (10) business days after invoice. VisionWave may suspend procurement, production, testing or delivery while any undisputed amount remains overdue, without liability for resulting schedule impact. Overdue undisputed amounts accrue interest at the lesser of 1.0% per month and the maximum rate permitted by law.

No shipment before cleared funds. VisionWave has no obligation to release or ship any batch until all amounts then due with respect to that batch have been irrevocably received in cleared funds.

Bank charges. All payments shall be made in U.S. Dollars by wire transfer to VisionWave's nominated account, free and clear of deduction or set-off except as required by law. Bank charges outside VisionWave's bank are for Buyer's account.

8. INSPECTION, ACCEPTANCE AND REMEDIES

Inspection will be carried out by Buyer, or an inspection body nominated by Buyer and accepted by VisionWave, at the place of manufacture in accordance with the Factory Acceptance Test (FAT) and objective acceptance criteria in the Technical Annex.

Buyer shall complete inspection within ten (10) business days after notice that a batch is ready. If Buyer does not deliver a written rejection within that period identifying specific material non-conformities against the Technical Annex, the batch is deemed accepted.

A rejection may not be based on cosmetic, immaterial or previously approved deviations. For a valid material non-conformity, VisionWave shall have the first and exclusive opportunity, within a commercially reasonable period, to repair, replace or correct the affected item. Rejection of an individual unit does not permit rejection of conforming units in the same batch.

9. PAYLOADS AND ADDITIONAL SYSTEMS

Payloads, weapon stations, intelligence systems, additional sensing modalities, communications upgrades, autonomy upgrades and other mission equipment are excluded. Any such addition requires a separate written quotation and order and may affect price, lead time, licensing and delivery. Nothing in this Purchase Order grants Buyer or any end user rights to future payloads, software modules, autonomy upgrades, mission systems or integrations without separate purchase consideration.

10. EXPORT CONTROL, END USE, SANCTIONS AND COMPLIANCE

This Purchase Order and all deliveries are subject to applicable export-control, sanctions and trade laws and regulations of the United States, the country of manufacture and each other applicable jurisdiction. Buyer shall provide end-user certificates and all other documentation reasonably required by VisionWave or competent authorities and shall not re-export, transfer, divert, modify or deploy the vehicles or related technology contrary to applicable law or without required governmental authorization and VisionWave consent where required.

Buyer represents and warrants that neither Buyer, its beneficial owners, officers, directors, intermediaries, financing sources nor any proposed end user is a sanctioned or prohibited person or entity, and that no payment or transaction contemplated hereunder will violate applicable sanctions, anti-money-laundering, anti-bribery or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act to the extent applicable.

VisionWave may suspend or terminate performance, without liability, if VisionWave reasonably determines that performance may violate applicable law, sanctions, export-control policy, governmental direction or VisionWave compliance requirements. A licence or authorization refusal, delay, suspension or withdrawal is not a breach by VisionWave.

11. END-USER IDENTIFICATION AND APPROVAL

Buyer has advised that it conducts business in the United Arab Emirates and Ukraine and may act in relation to more than one prospective end user. No end user or destination is approved unless disclosed to and approved by VisionWave in writing.

Before VisionWave is required to release any batch or allocation for production or incur procurement commitments for it, Buyer shall disclose each proposed end user, intended destination and intended end use and provide all end-user and compliance documentation reasonably requested by VisionWave.

Approval of each proposed end user rests with VisionWave in its sole discretion. VisionWave may refuse a proposed end user or withdraw approval where subsequently available information, a change in law or policy, a competent authority position or compliance concern so requires. Refusal or withdrawal is not a breach by VisionWave.

Refusal or withdrawal of an end user does not reduce, suspend or discharge Buyer's binding commitment for the full quantity and order value. Buyer shall reallocate affected quantities to alternative end users approved by VisionWave. Buyer bears delay, cost and schedule impact arising from absence of an approved end user.

12. TITLE, RISK AND WARRANTY

Title and risk pass at the point of delivery specified in the Technical Annex, subject in all cases to full payment of amounts due for the relevant batch.

VisionWave's standard warranty applies from acceptance of each batch. Warranty period, exclusions, remedies and in-service support will be fixed in the Technical Annex. Unless expressly stated otherwise, VisionWave does not warrant third-party payloads, software or systems.

Except as expressly stated in the Technical Annex, and to the maximum extent permitted by law, no other warranty, express or implied, is made, including any implied warranty of merchantability, fitness for a particular purpose or non-infringement with respect to third-party components.

13. PRICE ADJUSTMENT AND CHANGE CONTROL

The $100,000 unit price applies solely to the Base Configuration ultimately defined in the Technical Annex. Any change arising from demonstration results, end-user requirements, competent-authority requirements, localization or local-content requirements, environmental or qualification requirements, communications or protection requirements, regulatory changes, tariffs, or extraordinary increases in batteries, electronics, drivetrain components, raw materials or mandatory logistics entitles VisionWave to an equitable adjustment to price and schedule.

Any equitable price adjustment shall include VisionWave's actual and reasonably anticipated incremental costs, third-party charges and applicable commercial margin. Unit pricing otherwise remains fixed for the programme.

Any change to configuration, quantity, manufacturing location, local-content requirement, end-user requirement, qualification standard, delivery point or schedule materially affecting cost, performance, regulatory burden or lead time shall be implemented only by written change order or Technical Annex signed by both Parties.

14. BUYER DEFAULT; CANCELLATION; SUSPENSION

Buyer is in default if it: (i) fails to pay an amount when due and such failure continues for five (5) business days after written notice; (ii) fails to provide required proof of funds, end-user documentation or compliance information within a reasonable period specified by VisionWave; (iii) repudiates, cancels or purports to reduce the Order without VisionWave's written consent; (iv) becomes insolvent or subject to bankruptcy, liquidation or similar proceedings; or (v) materially breaches this Purchase Order and, where curable, fails to cure within ten (10) business days after notice.

Upon Buyer default, VisionWave may, in addition to other rights available at law or equity, suspend performance, terminate all or part of the Order, withhold delivery, apply amounts previously paid against sums due to the extent permitted by law, and recover completed work, work in progress, committed materials, non-cancellable supplier obligations, subcontractor cancellation charges, storage, demobilization and other direct losses and damages caused by the default.

Once VisionWave has released a batch into production or made material non-cancellable commitments for it, Buyer may not cancel that batch without VisionWave's written consent. Any approved cancellation is subject to payment of all completed work, work in progress, committed and non-cancellable costs, supplier cancellation charges and reasonable demobilization/storage costs, plus VisionWave's applicable commercial margin, to the extent enforceable under applicable law.

Nothing in this Section limits VisionWave's right to recover any additional remedy or damages available under applicable law; provided that VisionWave shall not obtain a duplicative recovery.

15. INTELLECTUAL PROPERTY AND RESTRICTIONS

All pre-existing and independently developed intellectual property relating to VARAN, STRATUM, platform designs, autonomy software, source code, algorithms, technical data, manufacturing know-how, interfaces, improvements and derivative technology remains exclusively owned by VisionWave or its applicable licensors.

No licence is granted by implication, estoppel or otherwise. No source code, manufacturing file, design package, software-development material or other proprietary technical data is required to be delivered unless expressly provided in a separate written agreement signed by VisionWave.

No local manufacturing, industrial participation or integration arrangement transfers or licenses VisionWave intellectual property except under a separate written licence. Improvements or developments created independently by or for VisionWave remain VisionWave property. Ownership of any Buyer-funded custom development must be expressly stated in the applicable Technical Annex or separate agreement; absent such statement, no transfer of VisionWave intellectual property occurs.

Except as expressly authorized in a separate written agreement, Buyer shall not, and shall not permit any third party to, reverse engineer, reproduce, copy, manufacture, disassemble for the purpose of copying, decompile, circumvent technical protections or create derivative works from the VARAN platform, STRATUM architecture, software, technical data or proprietary components.

16. BUYER INDEMNIFICATION

To the maximum extent permitted by law, Buyer shall defend, indemnify and hold harmless VisionWave, its affiliates and their respective directors, officers, employees and agents from third-party claims, losses, penalties, liabilities, costs and reasonable legal fees arising from: (i) Buyer's or an end user's unlawful or unauthorized use, transfer, re-export or deployment; (ii) modification or integration not performed or approved by VisionWave; (iii) third-party payloads, weapon systems or mission systems selected or supplied by Buyer or an end user; (iv) Buyer's breach of sanctions, export-control, anti-bribery or anti-corruption obligations; or (v) Buyer's material breach of its representations or obligations under this Purchase Order, except to the extent finally determined to have resulted from VisionWave's gross negligence or willful misconduct.

17. LIMITATION OF LIABILITY

To the maximum extent permitted by applicable law, VisionWave shall not be liable for indirect, incidental, consequential, special, exemplary or punitive damages, including lost profits, lost revenue, loss of use, loss of opportunity or business interruption, whether arising in contract, tort or otherwise, even if advised of the possibility of such damages.

VisionWave's aggregate liability arising out of or relating to any batch shall not exceed the amounts actually paid to VisionWave for the affected batch. These limitations do not apply to liability that cannot lawfully be limited or excluded.

18. FORCE MAJEURE

Neither Party is liable for failure or delay caused by events beyond its reasonable control, including war, hostilities, terrorism, civil disturbance, government action, embargo, sanctions changes, denial or delay of export authorization, epidemic, natural disaster, labor disruption, cyberattack, transportation disruption or material supply-chain interruption. VisionWave's delivery schedule shall be extended for the period reasonably affected by such event and its consequences.

19. CONFIDENTIALITY

The Confidentiality Agreement between the Parties dated September 1, 2026 applies to all information exchanged in connection with this Purchase Order.

20. ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES

Buyer may not assign, novate, transfer or delegate this Purchase Order or any right or obligation hereunder, including to an end user, affiliate, financier or intermediary, without VisionWave's prior written consent. Any purported assignment in violation of this clause is void to the extent permitted by law. VisionWave may assign this Purchase Order to an affiliate or in connection with a merger, reorganization, sale of substantially all relevant assets or financing arrangement upon written notice to Buyer.

No end user, intermediary, financing source or other third party is a beneficiary of this Purchase Order or has any right to enforce it.

21. GOVERNING LAW; JURISDICTION; FEES

This Purchase Order is governed by the laws of the State of California, without regard to conflicts-of-law principles. The Parties submit to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California and waive objections based on venue or forum non conveniens.

To the extent permitted by law, the prevailing Party in an action to enforce this Purchase Order is entitled to recover its reasonable attorneys' fees and costs.

22. NOTICES

Formal notices under this Purchase Order shall be in writing and delivered by recognized courier or email with confirmation of transmission to the addresses stated above, or to any replacement address notified in writing. Notices of default, termination or material breach shall also be sent by recognized courier.

23. ENTIRE AGREEMENT; ORDER OF PRECEDENCE; BUYER TERMS REJECTED

This Purchase Order, together with the mutually executed Technical Annex, the September 1, 2026 Confidentiality Agreement and any signed change orders, constitutes the entire agreement of the Parties concerning the supply described herein and supersedes prior discussions concerning that supply.

In the event of conflict, the order of precedence is: (1) signed change order expressly identifying the provision modified; (2) this Purchase Order; (3) the Technical Annex; and (4) other mutually signed implementation documents, unless the applicable signed document expressly states a different precedence.

Any terms contained in any Buyer purchase order, procurement portal, acknowledgment, vendor form, email, standard terms or other document are rejected and have no effect unless expressly accepted in a writing signed by an authorized officer of VisionWave.

Any intellectual-property, local-manufacturing or technology-transfer arrangement must be expressly documented in a separate written agreement signed by VisionWave. Amendments and waivers must be in writing signed by the Party against whom enforcement is sought. A waiver on one occasion is not a continuing waiver.

24. COUNTERPARTS; ELECTRONIC SIGNATURES; AUTHORITY

This Purchase Order may be executed in counterparts and by electronic signature, each of which is deemed an original and all of which together constitute one instrument. Each signatory represents that he or she is duly authorized to bind the Party on whose behalf the signature is made.

Before signature, Buyer shall provide its current trade licence/certificate of incorporation or equivalent organizational document and evidence reasonably satisfactory to VisionWave of the authority of the Buyer signatory.

25. AUTHORISED SIGNATURES

For the Seller VISIONWAVE HOLDINGS, INC. Name: Doug Davis Title: Executive Chairman Signature: ______________________ Date: September 24, 2026	For the Buyer METAL MACHINERY COMPONENTS TRADING FZCO Name: Hanna Ivanova Title: General Manager / Director Signature: ______________________ Date: September 24, 2026